Exhibit 11.2

AMBOW EDUCATION HOLDING LTD

Insider Trading Policy

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Ambow Education Holding Ltd. (“Ambow”). All rights reserved. No part of this Policy may be reproduced, distributed, or transmitted in any form or by any means, including photocopying, recording, or other electronic or mechanical methods, without the prior written permission of Ambow.

This Policy is for internal use only and may contain sensitive information. It must not be printed and removed from Ambow premises.

This Policy must not be shared with any external party without the prior permission from the Chief Executive Officer or Chief Financial Officer or their appointed representative.

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1.	Definitions

Board: The board of directors of Ambow Education Holding Limited.

Confidential Information: Information in whatever form (whether or not recorded in documentary form) and wherever located relating to the business, customers, products, affairs, and finances of Ambow, including trade secrets, technical data, and know-how relating to the business of Ambow, whether or not such information is marked confidential.

Confidential Information includes (without limitation) all non-public information that is either developed by or for the benefit of Ambow, and which pertains to the business, clients, customers, counterparties, shareholders, employees, policies, procedures, financial condition, earnings, prospects or trade secrets of Ambow. Confidential Information shall also include, without limitation, any work product developed by Staff, either singularly or jointly with any other person(s) that is based on, or incorporates, Confidential Information.

Conflict of Interest: A situation where one or more persons or entities have competing interests and the serving of one interest may involve detriment or disadvantage to another. Conflict of interest occurs when a private interest (including the interest of a Family Member) interferes, or even appears to interfere, with the interests of Ambow clients or Ambow. A conflict of interest can arise when Staff (or Family Member of Staff) take actions or have interests that may make it difficult to perform their work objectively and effectively. Conflicts of interest also arise when Staff (or a Family Member of Staff) receive improper personal benefits as a result of their position in Ambow,

Controlled Entity: Means any corporation, partnership or other entity controlled or managed by a person or any trust for which a person is the trustee or otherwise has the power to direct transactions in Ambow Securities.

Ambow, “We”, “we”, “Our”, “our”: All companies, including subsidiaries and joint ventures, over which Ambow is able to exercise control, either directly or indirectly, with respect to policies and procedures.

Ambow Securities: Includes:

●	Ambow ordinary shares;

●	Ambow American depositary shares (“ADSs”);

●	Put options;

●	Call options;

●	Units;

●	Warrants;

●	Any other derivatives of Ambow’s ordinary shares or ADSs (whether or not issued by Ambow); and

●	Debt securities issued by Ambow.

Director: a director of Ambow.

Exchange Act: Securities Exchange Act of 1934.

Insider: Include Directors, and those officers of Ambow who, if Ambow were not a foreign private issuer, would be subject to Section 16 of the Exchange Act, and certain other employees that may be designated as “Insiders” from time to time by the Board.

Family Member, Family: Any of the following:

1.	a spouse, civil partner, domestic partner of a Staff member; or

2.	children or stepchildren, parent or parent-in-law, sibling or sibling-in-law, grandparent, aunt, uncle, nephew, and niece of a Staff member; or

3.	any other relative; who currently reside with a Staff member or who live elsewhere but whose transactions in Company securities are directed by such Staff member or subject to their influence and control.

Material Non-Public Information, “MNPI”: A form of Confidential Information that is also known as inside Information. This includes all information which is not generally or publicly available, related to one or more issuers of securities and would likely (if known to the market) have a material impact on the price of the securities concerned, i.e. any information that an investor would likely consider important in deciding whether to buy, sell or hold securities or that could affect the market price of the securities. Examples include, but are not limited to:

●	acquisitions or divestitures;

●	actual or estimated financial results or change in dividends;

●	capital raises;

●	earnings estimates or changes in previously released earnings estimates;

●	extraordinary management developments;

●	liquidation problems;

●	major changes in business strategies;

●	obtaining or losing significant contracts;

●	possible mergers;

●	significant discoveries or product developments;

●	threatened major litigation or related developments; and

●	unpublished reports or models.

Restricted Staff: Includes all assistants and secretaries of Insiders, and certain other employees, consultants and contractors that may be designated as “restricted” from time to time by the Chief Executive Officer or Chief Financial Officer. The treatment of any consultant or contractor as Restricted Staff under this Policy shall not change such person’s status as a consultant or contractor.

SEC: The US Securities and Exchange Commission. The mission of the SEC is to protect investors; maintain fair, orderly, and efficient markets; and facilitate capital formation.

Staff, “You”, “you”, “Your”, “your”: All Ambow Directors, officers, agents, employees, temporary workers, interns, consultants, contractors or any other person who is employed by or otherwise works for or on behalf of Ambow, regardless of the duration of their employment contract or other type of relationship.

Trading, Transactions: Includes:

●	Purchases and sales of Ambow Securities in the public markets;

●	Exercise of Ambow stock options and exercise of warrants;

●	Sales of Ambow Securities obtained through the exercise of stock options or the vesting of performance accelerated restricted stock units or performance share units, or otherwise;

●	Making gifts of Ambow Securities (including charitable donations);

●	Hedging and other futures transactions involving Ambow Securities; and

●	Using Ambow Securities to secure a loan.

2.	Introduction

2.1	As set forth in this Policy (the “Policy”), Ambow has established rules for Staff regarding trading in Ambow Securities.

2.2	All Staff are subject to, and must strictly adhere to, the rules as applicable to them as set forth in this Policy. All Insiders and Restricted Employees must periodically certify to their understanding of and intent to comply with this Policy. This policy will be reviewed annually by the Board. If you have any questions regarding this Policy please contact the Chief Executive Officer or Chief Financial Officer.

2.3	Violations of insider trading laws can lead to significant fines, imprisonment and other penalties for those individuals involved and for Ambow. Failure to adhere strictly to this policy will result in serious consequences and may result in termination of your employment or other contractual relationship.

2.4	Exceptions to this policy may be made only with the written approval, prior to effecting a transaction, from the Chief Executive Officer or Chief Financial Officer and only if the Chief Executive Officer or Chief Financial Officer determines that the proposed transaction is not in violation of applicable law or regulation or Ambow policy. Such approval may contain restrictions on a transaction that are deemed necessary or appropriate by the Chief Executive Officer or Chief Financial Officer.

3.	General Rules

3.1	Rules are applicable to all Staff.

3.2	Comply with laws and regulations

Staff shall comply with all laws and regulations applicable to the trading of securities generally.

3.3	Trading prohibited if aware of MNPI

(a)	No Staff may trade Ambow Securities at any time that he or she is aware of MNPI relating to Ambow. Further examples of MNPI are provided in Appendix A in addition to the definition in paragraph 1.

(b)	Exceptions

(i)	The only exceptions to the rule in paragraph 3.3(a) are the following:

(1)	10b5-1(c) Trading Plans: The purchase or sale of Ambow Securities at any time pursuant to a pre-approved Rule 10b5-1(c) trading plan (as described in paragraph 6 below);

(2)	Option Exercises: An exercise of an “in-the-money” stock option at any time upon payment of the exercise price in cash even though a person may be aware of MNPI at the time of exercise; provided that such exercises are subject to the pre-clearance requirements set in paragraph 1 of Section B. Each person should be aware, however, that any sale of Ambow ordinary shares as part of a broker-assisted cashless exercise of a stock option or any other market sale of the underlying ordinary shares for the purpose of generating cash needed to pay the exercise price of an option or the related taxes shall not be an exception from the rule in paragraph 3.3(a). The term “in-the- money” means that the trading price of Ambow’s ordinary shares at the time of a transaction is greater than the exercise price of the stock option; and

(3)	Warrant Exercises: An exercise of a warrant at any time upon payment of the exercise price in cash even though a person may be aware of MNPI at the time of exercise. Each person should be aware, however, that any sale of Ambow ordinary shares as part of a broker-assisted cashless exercise or any other market sale of the underlying ordinary shares for the purpose of generating cash needed to pay the exercise price of a warrant or the related taxes shall not be an exception from the rule in paragraph 3.3(a).

(c)	Trades must be cleared

(i)	Staff shall not trade any Ambow Securities, except after first consulting and pre-clearing each such transaction with the Chief Executive Officer or Chief Financial Officer.

(ii)	If the Chief Executive Officer or Chief Financial Officer is seeking such pre-clearance for himself or herself, such pre- clearance must be given by the Chairman.

(iii)	All requests for pre-clearance, substantially in the form attached hereto as Appendix B, must be submitted in advance of the proposed transaction. If all requisite information on the Pre-Clearance Form has been provided, review should be finalized within one business day of submission.

(iv)	If a transaction is approved under the pre-clearance policy, it must be executed within 5 business days from approval, but regardless may not be executed if the Insider acquires MNPI during that time.

(v)	If a transaction is not completed within 5 business days, the transaction must be approved again before it may be executed.

(vi)	If a proposed transaction is not approved, the Insider must refrain from initiating any transaction in Ambow Securities and shall not inform anyone within or outside of Ambow of the restriction.

3.4	Tipping and unauthorized disclosure of MNPI prohibited

(a)	No Staff shall directly or indirectly

(i)	engage in any “tipping” of MNPI to anyone; or

(ii)	communicate any MNPI to anyone outside Ambow or otherwise, unless such communication is appropriate under the circumstances and has been properly authorized.

(b)	Persons with whom a Staff member has a history, pattern or practice of sharing confidences (such as Family Members, close friends and financial and personal counsellors) may be presumed to act on the basis of information known to the Staff member; therefore, special care should be taken so that MNPI is not disclosed to such persons.

3.5	Trading in other companies’ securities prohibited if aware of MNPI

(a)	No Staff shall trade the securities of any other company if he or she possesses MNPI that he or she has obtained during the course of his or her employment or other relationship with Ambow.

3.6	Dissemination of Ambow information

(a)	No Staff shall make any information about Ambow publicly available, including by posting information about Ambow on any internet message board or social media site, except to the extent specifically authorized to do so.

3.7	Family Members and Controlled Entities

(a)	No Staff shall permit any member of his or her family to engage in any of the prohibited activities described in paragraphs 3.3 through 3.6. Furthermore, each Family Member of an Insider or Restricted Staff shall comply with the additional rules for Insiders and Restricted Staff set forth in paragraphs 4 and 5.

(b)	No Staff shall permit or utilize any Controlled Entity to engage in any of the prohibited activities described in paragraphs 3.3 through 3.6. Controlled Entities, like Family Members, must comply with the additional rules for Insiders and Restricted Staff set forth in paragraphs 4 and 5.

3.8	Responsibility for compliance

(a)	Each Staff member is responsible for ensuring that he or she is in compliance with this Policy before engaging in any transaction involving Ambow Securities. All Staff will be deemed as Insider, unless otherwise determined by the Chief Executive Officer or Chief Financial Officer.

3.9	Additional rules for Insiders and Restricted Staff

(a)	Insiders and Restricted Staff should review the additional prohibitions and restrictions on transactions applicable to them in paragraphs 4 and 5.

4.	Insiders

4.1	Additional rules applicable to Insiders.

4.2	In addition to the restrictions generally applicable to Staff set forth in paragraph 3 above, the following additional rules apply to Insiders (as well as their Family Members and Controlled Entities):

(a)	Blackout Period

(i)	Insiders shall not trade any Ambow Securities during the period commencing 7 days prior to the end of each fiscal reporting period of Ambow and ending at the opening of the second full trading day after the broad public release of Ambow’s financial results with respect to the preceding fiscal reporting period (the “Blackout Period”).

(ii)	Notwithstanding the foregoing, an Insider may engage in transactions permitted under paragraph 3.3(b) provided that the Insider first requests and obtains the pre-clearance of the Chief Executive Officer or Chief Financial Officer under the procedures described above in paragraph 3.3(c) or complies with the provisions of paragraph 6, as applicable.

(b)	Short sales and derivatives prohibited

(i)	Insiders shall not engage in short sales of Ambow Securities, nor shall Insiders trade put options, call options or other derivatives of Ambow Securities (other than on broad-based indices that include Ambow’s securities).

(c)	Hedging and monetization transactions prohibited

(i)	Because certain forms of hedging or monetization transactions, such as zero cost collars (which is a type of positive-carry collar that secures a return through the purchase of a cap and sale of a floor) and forward sale contracts (which is a private contract between a buyer and seller in which the buyer agrees to buy and the seller agrees to sell a specific quantity of a security at the price and date specified in the contract) involve the establishment of a short position in Ambow Securities and limit or eliminate the ability to profit from an increase in the value of Ambow Securities, Insiders are prohibited from engaging in any hedging or monetization transactions involving Ambow Securities.

(d)	Margin transactions prohibited; use of Ambow Securities as collateral restricted

(i)	Except as described below, Insiders shall not purchase Ambow Securities on margin, hold Ambow Securities in a margin account, borrow against any account in which Ambow Securities are held or otherwise pledge Ambow Securities as collateral for a loan.

(ii)	An exception to the prohibition against pledges may be granted by the Chief Executive Officer or Chief Financial Officer where a person wishes to pledge Ambow Securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities.

(iii)	Any Insider who wishes to pledge Ambow Securities as collateral for a loan must submit a request for approval to the Chief Executive Officer or Chief Financial Officer at least two weeks prior to the execution of the documents evidencing the proposed pledge.

(iv)	In general, in connection with granting an exception to the prohibition against pledges, the Chief Executive Officer or Chief Financial Officer will require that such documents contain the specific agreement of the pledgee to only dispose of the shares pledged as collateral at such times and in such manner that would be permitted by the Insider entering into the pledge agreement, as if such Insider still owned the shares at the time of the disposition.

(v)	Notwithstanding the foregoing paragraph 4.2(d), any such arrangements already in existence as of the initial effective date of this Policy may continue, provided that the Insider has previously disclosed or promptly discloses the arrangement to the Chief Executive Officer or Chief Financial Officer.

5.	Restricted Staff

5.1	Additional rules applicable to Restricted Staff.

5.2	In addition to the restrictions generally applicable to all Staff set forth in paragraph 3 above, the following additional rules shall apply to Restricted Staff (and their Family Members and Controlled Entities):

(a)	Blackout Period

(i)	Restricted Staff shall not trade any Ambow Securities during a Blackout Period. Notwithstanding the foregoing, Restricted Staff may engage in transactions permitted under paragraph 3.3(b), provided that the Restricted Staff first requests and obtains the pre-clearance of the Chief Executive Officer or Chief Financial Officer under the procedures described above in paragraph 3.3(c) or complies with the provisions of paragraph 6 below, as applicable.

(b)	Short sales and derivates prohibited

(i)	Restricted Staff shall not engage in short sales of Ambow Securities, nor shall Restricted Staff trade put options, call options or other derivatives of Ambow Securities (other than on broad-based indices that include Ambow Securities).

6.	10b5-1 Plans

6.1	Pre-planned trading programs pursuant to Rule 10b5-1(c).

6.2	Notwithstanding any other guidelines contained in this Policy, it will not be a violation of this Policy to trade Ambow Securities under a pre-planned trading program adopted to trade securities in the future which is incompliance with Rule 10b5-1(c) of the Exchange Act, subject to the additional restrictions set forth below:

(a)	Plans must be cleared

(i)	All trading programs (including any termination or amendment thereof) must be pre-cleared in advance, in writing, by the Chief Executive Officer or Chief Financial Officer. Any subsequent trades under the program will be considered “pre-cleared” for purposes of restrictions applicable in this Policy.

(ii)	As part of pre-clearing a trading program, Staff will be expected to certify to Ambow that, at the time they enter into a trading program, they are not aware of MNPI. Ambow may be aware of MNPI that the Staff member is unaware of that may make it imprudent for the Chief Executive Officer or Chief Financial Officer to pre-clear the trading program at the time of the request.

(b)	Plan requirements

(i)	Prior to pre-clearing a trading program, the Chief Executive Officer or Chief Financial Officer may require that the program contain some or all of the following additional restrictions:

(1)	a delay between the adoption or implementation of a new or amended trading program and the first trade made under the plan;

(2)	a minimum period before a trading program may be terminated or materially changed;

(3)	public disclosure by Ambow of the adoption of a trading program by Insiders; and

(4)	clearance by Ambow to terminate or materially amend a trading program.

(c)	Plan timing and plan amendments

(i)	In addition to the restrictions set forth above, Insiders and Restricted Staff may not enter into a trading program during a Blackout Period and are strongly discouraged from terminating or materially amending a trading program during a Blackout Period (i.e., during a Blackout Period, the Chief Executive Officer or Chief Financial Officer is unlikely to pre-clear a termination or amendment of a trading program, which pre-clearance is required above under paragraph 6.2(a).

(d)	Additional trading restricted

(i)	If the Staff member has adopted a trading program, they generally will not be permitted to trade on the open market outside of the program.

7.	Section 16 Obligations

7.1	In the event Ambow ceases to be a foreign private issuer, each Director and officer should understand that the pre-clearance of a trade or trading program in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure obligations and short-swing trading liabilities thereunder. If any questions arise, such person should consult with his or her own legal counsel.

APPENDIX A: MNPI Examples

Because a definition of MNPI may be difficult to apply in everyday situations and is fact intensive, the following are examples of the types of information that the SEC has suggested may be material and/or that courts have found to be material in past cases, and which likely would constitute material inside information if not generally known to the public. This list is not all-inclusive and is only intended as a guide.

Please keep in mind that both positive and negative information may be material.

Fundamental Corporate Changes—What is Ambow doing?

●	Information about current, proposed or contemplated transactions, such as acquisitions, tender offers, mergers, spin-offs, joint ventures, restructurings or changes in assets;

●	Changes in directors, senior management or auditors;

●	Plans to change the scope or scale of Ambow’s business;

●	Information about major contracts or significant relationships; or

●	Plans to engage in a new marketing strategy.

Financial Reporting—How is Ambow doing?

●	Earnings, profits and losses;

●	Unpublished financial reports or projections;

●	Adjustments of reported earnings;

●	Purchases, sales and revaluations of company assets;

●	Gain or loss of a significant customer, collaborator or supplier;

●	Institution of, or developments in, major litigation, investigations, or regulatory actions or proceedings;

●	The interruption of production or other aspects of a company’s business as a result of an accident, fire, natural disaster, or any similar major event;

●	Changes in dividend policies or the declaration of a share split proposal; or

●	Contemplated issuance, redemption or repurchase of securities.

Management Integrity—How is Ambow being managed?

●	Knowledge that management has engaged in self-dealing;

●	Knowledge that Ambow has engaged in illegal activity;

●	Knowledge that Ambow is under investigation; or

●	Knowledge that a governmental body is about to begin an action against Ambow.

APPENDIX B: Pre-Clearance Forms

Staff Member’s Pre-Clearance Form for Trading in Ambow Securities

Staff Full Name (as per passport)	Request Date

Buy / Sell	Quantity	Name of Securities in full	Investment Type	Trade for Self or family member

☐ Buy			☐ Shares	☐ Staff
☐ Sell			☐ Warrants	☐ Family*
☐ Others:

☐ Buy			☐ Shares	☐ Staff
☐ Sell			☐ Warrants	☐ Family*
☐ Others:

☐ Buy			☐ Shares	☐ Staff
☐ Sell			☐ Warrants	☐ Family*
☐ Others:

*	Applicable only for clearance for trades of family members:

Name of the Family member	Relationship

By signing and submitting this approval form, I, the undersigned Staff, hereby confirm that:

1.	I have read and understand the Group Insider Trading Policy and certify that, to the best of my knowledge, the transaction(s) described herein is/are not prohibited by law or by the Group Insider Trading Policy;

2.	I do not possess any material non-public information (“MNPI”) as defined by law and in the Group Insider Trading Policy and fully understand that violation of Insider trading laws and market manipulation are criminal offences;

3.	the pre-clearance, if approved, is only valid for 5 business days, but may not be executed if I acquire MNPI during that time; and

4.	(applicable for approval obtained on behalf of a Family Member only) I confirm that the above-named Family Member does not possess any material and non-public information as defined by law and in the Group Insider Trading Policy and I further understand and acknowledge that I am fully responsible for ensuring that the above-named Family Member complies with insider trading laws.

Staff Member’s Signature

Reviewed and Approved by:

Line Manager (if any)	Chief Executive Officer / Chief Financial Officer

Name	Name

Approval Date	Approval Date

IMPORTANT: If you possess any material non-public information, please refer to Section 6 (10b5-1 Plans) of the Group Insider Trading Policy and submit your Rule 10b5-1 Plans together with the Rule 10b5-1 Plans Pre-Clearance Form to the Chief Executive Officer or Chief Financial Officer for pre-clearing.

CEO and CFO Pre-Clearance Form for Trading in Ambow Securities

Staff Full Name (as per passport)	Request Date

Buy / Sell	Quantity	Name of Securities in full	Investment Type	Trade for Self or family member

☐ Buy			☐ Shares	☐ Staff
☐ Sell			☐ Warrants	☐ Family*
☐ Others:

☐ Buy			☐ Shares	☐ Staff
☐ Sell			☐ Warrants	☐ Family*
☐ Others:

☐ Buy			☐ Shares	☐ Staff
☐ Sell			☐ Warrants	☐ Family*
☐ Others:

*	Applicable only for clearance for trades of family members:

Name of the Family member	Relationship

By signing and submitting this approval form, I, the undersigned Staff, hereby confirm that:

1.	I have read and understand the Group Insider Trading Policy and certify that, to the best of my knowledge, the transaction(s) described herein is/are not prohibited by law or by the Group Insider Trading Policy;

2.	I do not possess any material non-public information (“MNPI”) as defined by law and in the Group Insider Trading Policy and fully understand that violation of Insider trading laws and market manipulation are criminal offences;

3.	the pre-clearance, if approved, is only valid for 5 business days, but may not be executed if I acquire MNPI during that time; and

4.	(applicable for approval obtained on behalf of a Family Member only) I confirm that the above-named Family Member does not possess any material and non-public information as defined by law and in the Group Insider Trading Policy and I further understand and acknowledge that I am fully responsible for ensuring that the above-named Family Member complies with insider trading laws.

Signature of Director

Reviewed and Approved by:

Chief Executive Officer/Chairman

Name

Approval Date

IMPORTANT: If you possess any material non-public information, please refer to Section 6 (10b5-1 Plans) of the Group Insider Trading Policy and submit your Rule 10b5-1 Plans together with the Rule 10b5-1 Plans Pre-Clearance Form to the Chief Executive Officer or Chief Financial Officer for pre-clearing.

Director’s Pre-Clearance Form for Trading in Ambow Securities

Full Name of Director (as per passport)	Request Date

Buy / Sell	Quantity	Name of Securities in full	Investment Type	Trade for Self or family member

☐ Buy			☐ Shares	☐ Staff
☐ Sell			☐ Warrants	☐ Family*
☐ Others:

☐ Buy			☐ Shares	☐ Staff
☐ Sell			☐ Warrants	☐ Family*
☐ Others:

☐ Buy			☐ Shares	☐ Staff
☐ Sell			☐ Warrants	☐ Family*
☐ Others:

*	Applicable only for clearance for trades of family members:

Name of the Family member	Relationship

By signing and submitting this approval form, I, the undersigned Staff, hereby confirm that:

1.	I have read and understand the Group Insider Trading Policy and certify that, to the best of my knowledge, the transaction(s) described herein is/are not prohibited by law or by the Group Insider Trading Policy;

2.	I do not possess any material non-public information (“MNPI”) as defined by law and in the Group Insider Trading Policy and fully understand that violation of Insider trading laws and market manipulation are criminal offences;

3.	the pre-clearance, if approved, is only valid for 5 business days, but may not be executed if I acquire MNPI during that time; and

4.	(applicable for approval obtained on behalf of a Family Member only) I confirm that the above-named Family Member does not possess any material and non-public information as defined by law and in the Group Insider Trading Policy and I further understand and acknowledge that I am fully responsible for ensuring that the above-named Family Member complies with insider trading laws.

Signature of Director

Reviewed and Approved by:

Chief Executive Officer/Chairman

Name

Approval Date

IMPORTANT: If you possess any material non-public information, please refer to Section 6 (10b5-1 Plans) of the Group Insider Trading Policy and submit your Rule 10b5-1 Plans together with the Rule 10b5-1 Plans Pre-Clearance Form to the Chief Executive Officer or Chief Financial Officer for pre-clearing.

I hereby certify that I have received, read and understand Ambow Insider Trading Policy and undertake to comply fully with the policies and procedures contained therein for as long as I am subject to Ambow Insider Trading Policy.

Signature:

Print Name:
Date: